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                                                                       EXHIBIT 9
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                     (1) RADA ELECTRONIC INDUSTRIES LIMITED





                        (2) HORSHAM ENTERPRISES LIMITED





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                     LOAN STOCK CALL OPTION EXIT AGREEMENT


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                                 Neil Myerson
                                  Solicitors
                                 The Cottages
                                  Regent Road
                                  Altrincham
                              Cheshire  WA14 1RX

                              Tel: 0161-928-2065
                              Fax: 0161-941-3719

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THIS OPTION AGREEMENT is made the        day of               1997


B E T W E E N:-


(1) RADA ELECTRONIC INDUSTRIES LIMITED whose registered office is situated at 12 Medinat Hayehudin Street, P O Box 2059, Herliya B, Israel, (the "Grantor"); and

(2) HORSHAM ENTERPRISES LIMITED a Company existing and operated under the laws of the British Virgin Islands whose registered office is at Columbus Centre Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands (the "Grantee").


1.   Interpretation
     --------------

     1.1. In this Agreement unless the context otherwise requires the following words and expressions shall bear the meaning set opposite them:-


           "Consideration"               means the total consideration to be
                                         paid by the Grantor to the Grantee as
                                         calculated in accordance with Clause
                                         3.1 upon the completion of the Option;

           "Grantees Associates"         such person, company or other entity
                                         that the Grantee shall nominate from
                                         time to time to subscribe for or hold
                                         Initial Loan Stock;

           "Condition Precedent"         the meaning assigned to the term in the
                                         Loan Stock Option Agreement;

           "the Initial Loan Stock"      means the secured Loan Stock of $4.625
                                         million US

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                                         Dollars created by the Loan Stock
                                         Instrument;

          "JVC" means NEW REEF HOLDINGS LIMITED a company existing and operated under the law of the British Virgin Islands whose registered office is at Columbus Centre Building, Wickhams Cay, Road Town, Tortola, British Virgin Islands;

          "JVC Agreement"                means the agreement dated 11 October
                                         1996 made between the Grantor (1)
                                         Howard Ping Leung Yeung (2) the JVC (3)
                                         KTS Corp (4) and Grantee (5);

          "Loan Stock"                   means the Initial Loan Stock which is
                                         from time to time in issue to and fully
                                         paid up by the Grantee and/or the
                                         Grantees Associates;

          "Loan Stock Option Agreement"  means the loan stock option agreement dated 11 October 1996 made between the
                                         Grantor (1) and the Grantee (2) a copy
                                         of which is attached hereto in Part 1
                                         of the Schedule as varied, modified and
                                         altered in accordance with a Deed of
                                         Amendment made between the Grantor and
                                         the Grantee a copy of which is set out
                                         in Part 2 of the Schedule;

          "the Loan Stock Instrument"    means the Loan Stock Instrument
                                         constituting

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                                         $4,625,000 US Dollars Secured Initial
                                         Loan Stock of the JVC set out in the
                                         Schedule of the Loan Stock Agreement;

          "Loan Stock Option"            The option set out in the Loan Stock
                                         Option Agreement;

          "Long Stop Date"               the meaning assigned to the term in the
                                         Loan Stock Option Agreement;

          "Market Value"                 the average of all closing values for
                                         the purchase of each Rada Share on
                                         NASDAQ on the 10 working days prior to
                                         the date upon which the Loan Stock
                                         Option is exercised;

          "NASDAQ" and "NASDAQ
          Regulations"                   means the definitions ascribed to such
                                         terms in the JVC Agreement;

          "Rada Shares"                  means Ordinary Shares of 0.002 NIS (New
                                         Israeli Shekels) each of the Grantor
                                         which are for the time being quoted on
                                         NASDAQ;

          "Option" means the right granted pursuant to Clause 2.1 for the Grantee to call for the Grantor to elect for either itself and/or the JVC to purchase the Loan Stock from the

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                                         Grantee and/or the Grantee's Associates
                                         upon the Grantee and/or Grantees
                                         Associates exercising the Option;

          "Option Period"                means the period of 7 years from the
                                         date of the JVC Agreement;

          "working days"                 means those days of the year on which
                                         Rada Shares are traded on NASDAQ.


     1.2 References to statutory provisions shall be construed as references to any statutory modification or re-enactment thereof (whether before on or after the date hereof) for the time being in force and to any former statutory provision replaced (with or without modification) by the provision referred to and shall include all statutory instruments or orders from time to time made pursuant thereto.


     1.3 References to persons shall include references to bodies corporate and unincorporated associations to the singular shall include references to the plural and vice versa and to the masculine shall include references to the feminine and neuter and vice versa.


     1.4 References to Clauses and the Schedule are to Clauses and the Schedule of this Agreement.


     1.5 The headings in this Agreement and the use of underlining are included for convenience only and shall not affect the interpretation or construction of this Agreement.

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2.   Option for the Grantee to call for the Grantor and/or the JVC to purchase
     -------------------------------------------------------------------------
     the Loan Stock
     --------------

     2.1 In consideration of the sum of one dollar ($1) paid by the Grantee to the Grantor (receipt of which is acknowledged by the Grantor) the Grantor grants to the Grantee subject to Clause 2.2 the right exercisable at any time during the Option Period to call subject to Clause 2.3 for the Grantor to elect for either itself and/or the JVC to purchase the Loan Stock in accordance with the terms and conditions of this Agreement.


     2.2 The Option shall be exercisable only if the Grantee has validly exercised the Loan Stock Option and the Grantor and the Grantee have been unable to fulfil the Condition Precedent by the Long Stop Date or if the Grantor has failed to complete the Loan Stock Option Agreement upon the fulfillment of the Condition Precedent by the latest day provided for the completion of the Loan Stock Option pursuant to the terms of the Loan Stock Option Agreement (in which case the exercise of the Option by the Grantee hereunder shall be without prejudice to any of the rights or remedies under the Loan Stock Option Agreement).


     2.3 The Grantee may only elect for the JVC to purchase that portion of the Loan Stock the JVC is in funds to purchase in cash by way of redemption of Loan Stock at the date for completion of the Option as determined in accordance with Clause 2.5. The Grantee hereby acknowledges and agrees that it shall be responsible for purchasing that part of the Loan Stock which the JVC is unable or unwilling to purchase as at completion.


     2.4 The Option shall be exercisable at any time during the Option Period, by notice in writing served upon the Grantor.

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     2.5  The parties shall be bound to complete the purchase of the Loan Stock as soon as reasonably practical but in no event no later than one month after the date of service of the notice of exercise (or on the next succeeding working day if completion would otherwise fall on a non-working day).


3.   The Consideration
     -----------------

     3.1 The Consideration payable by the Grantor to the Grantee for the Loan Stock shall be, applying the Market Value, a sum equal to the aggregate value of each Rada Share the Grantee would have been entitled to receive (applying the calculation for the exchange of Loan Stock into Rada Shares set out in clause 3 of the Loan Stock Option Agreement) upon completion of the Loan Stock Option Agreement if the Grantor and the Grantee had been able to complete the Loan Stock Option by the Long Stop Date following the fulfilment of the Condition Precedent (the "Consideration").


     3.2  The Consideration shall be paid in accordance with Clause 4.3.


4.   Completion
     ----------

     4.1 Completion of the sale of the Loan Stock to the Grantor shall take place at the offices of the JVC's Solicitors or at such other place as the parties shall mutually agree not later than 3.00pm on the relevant date.


     4.2 At Completion the Grantee shall deliver to the Grantor and/or the JVC (as applicable) the Grantee's certificate for the Loan Stock.


     4.3 At Completion the Grantor shall procure that the Grantor and the JVC either alone or

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          together shall forthwith pay the Consideration by telegraphic transfer to the Grantee.


     4.4 The Grantee shall procure that the Grantor is registered as the holder of that portion of the Loan Stock to be transferred to the Grantor hereunder.


5.   Grantor's warranties
     --------------------

     5.1  The Grantor warrants to the Grantee that:-


          5.1.1 the Grantor has and will have full power and authority to grant the Option upon the terms and conditions of this Agreement;


          5.1.2 the Grantor has obtained all necessary, consents of its members, directors and NASDAQ to enter into and complete this Agreement;


          5.1.3 this Agreement complies in all respect with the NASDAQ Regulations and that the Grantor is not aware of any proposals by any competent authority to alter, vary or modify any NASDAQ Regulations;


          5.1.4 None of the NASDAQ Regulations will directly or indirectly apply so as to abrogate, vary, modify or otherwise render void or voidable any of the terms and conditions of this Agreement;


          5.1.5 No rule of Israeli law or rule of law of New York State or of the United States of America will directly or indirectly apply so as to abrogate, vary, modify, alter or otherwise render void or voidable any of the terms and conditions of this

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                  Agreement;


          5.1.6   The Grantor is lawfully able to enter into this Agreement;


          5.1.7 The Grantor will issue and be responsible for issuing all notices, circulars, resolutions, and press releases which are required to be issued by NASDAQ Regulations upon:-


                  5.1.7.1  the Grantor and Grantee entering into this Agreement;

                  5.1.7.2 the Grantee serving a notice on the Grantor exercising the Option;

                  5.1.7.3  Completion of the Option.


     5.2 Each of the Warranties contained in each sub-clause of Clause 5.1 shall be separate and independent.


     5.3 The Warranties contained in each sub-clause of Clause 5.1 shall continue in full force and effect at and after the execution of this Agreement.


6.   Value of Rada Shares
     --------------------

     6.1 The Grantor will provide to the Grantee upon request written details of the closing value for the purchase of each Rada Share for any particular previous days' trading on NASDAQ. A statement issued by the Grantor stating the closing value of Rada Shares for any particular previous days trading shall (in the absence of manifest error) be conclusive evidence as to the closing purchase value of Rada Shares.

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7.   Entire Agreement
     ----------------

     This Agreement represents the entire agreement between the parties in relation to the subject matter. No variation to this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties hereto.


8.   No Waiver
     ---------

     No waiver of any breach of this Agreement, whether by conduct or otherwise, nor any failure forbearance or delay in exercising any rights or remedies in relation thereto shall be deemed a waiver of any such breach nor shall it prevent any part from subsequently taking any action or


9.   Announcements
     -------------

     No announcement concerning the matters herein provided for or referred to or any ancillary matter shall be made by any party hereto other than as required by law or the NASDAQ Regulations without the prior approval of the other parties hereto (such approval not to be unreasonably withheld or delayed).


10.  Notices
     -------

     Any notice required to be given by any party hereto or to any other shall be deemed validly served if delivered by hand or sent by first class prepaid letter through the post or by facsimile to the address of the party to be served herein given or (being a company) the registered office of such party for the time being and any notice so served at the time of delivery or (as the case may be) transmission and any notice so served through the post shall be deemed to have been served forty eight hours after the time it was posed and in proving such service it shall be sufficient to prove that the notice was properly delivered, transmitted or (as the case may be) addressed prepaid and posted.

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11.  Proper Law
     ----------

     This Agreement and the documents to be entered into as provided herein shall be governed and construed in accordance with English Law and the parties hereto submit to the non-exclusive jurisdiction of the English Courts.


12.  Counterparts
     ------------

     12.1 This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, but in the case shall not be effective until each party has executed at least one counterpart.


     12.2 Each counterpart shall constitute the original of this Agreement, but all the counterparts shall together constitute one and the same instrument.


IN WITNESS whereof the parties have hereunto set their hands the day and year first before written.

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